Exhibit 10.40

ASSET PURCHASE AGREEMENT

dated as of September 4, 2002

by and among

eUniverse, Inc.,

a Nevada corporation

and

ResponseBase, LLC,

a California limited liability company

Internet Products Group, LLC,

a Delaware limited liability company

TTMM, L.P.,

a California limited partnership

Robert G. Rosen

Christopher DeWolfe

Tom Anderson

Pamela Schwilk

Mazen Araabi

Joshua Berman

And

Aber Whitcomb

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TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A—Escrow Agreement	A-1
Exhibit B—General Assignment and Bill of Sale	B-1
Exhibit C—Assumption Agreement	C-1
Exhibit D—Covenant Not to Compete	D-1
Exhibit E—General Release	E-1

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This ASSET PURCHASE AGREEMENT dated as of September 4, 2002 (the “Closing Date”) is made and entered into by and among eUniverse, Inc., a Nevada corporation (“Purchaser”), ResponseBase, LLC, a California limited liability company (“ResponseBase”), Internet Products Group, LLC, a Delaware limited liability company (“IPG”) (ResponseBase and IPG each a “Target” and, collectively, “Targets”), TTMM, L.P., a California limited partnership (“TTMM”), Robert G. Rosen (“Rosen”), Christopher DeWolfe (“DeWolfe”), Tom Anderson (“Anderson”), Pamela Schwilk (“Schwilk”), Mazen Araabi (“Araabi”), Joshua Berman (“Berman”) and Aber Whitcomb (“Whitcomb”) (TTMM, Rosen, DeWolfe, Anderson, Schwilk, Araabi, Berman and Whitcomb, collectively, “Target Members”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 6.1.

WHEREAS, Targets’ business is to acquire, develop, operate, manage and otherwise deal with customer data lists that will ultimately be provided by Targets for a fee, (the “Business”); and

WHEREAS, Targets desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Targets, certain of the assets of Targets relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Targets relating to the Business, all on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SALE OF ASSETS AND CLOSING

1.1 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Targets will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Targets’ right, title and interest in, to and under the following Assets and Properties of Targets used or held for use in connection with the Business, as the same shall exist on the Closing Date (collectively, the “Assets”):

(i) Tangible Personal Property. All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by Targets in the conduct of the Business (including but not limited to the items listed in Section 1.1(a)(i) of the Disclosure Schedule), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the “Tangible Personal Property”);

(ii) Business Contracts. All Contracts to which any Target is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to suppliers, sales representatives, distributors, purchase orders, marketing arrangements and manufacturing arrangements (the “Business Contracts”);

(iii) Merchant Accounts and Prepaid Expenses. All Merchant Accounts (including cash reserves maintained therein) and prepaid expenses relating to the Business, all as listed in Schedule 1.1(a)(iii);

(iv) Intangible Personal Property. All Intellectual Property used or held for use in the conduct of the Business (including Targets’ goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including but not limited to the items listed in Section 1.1(a)(iv) of the Disclosure Schedule (the “Intangible Personal Property”);

(v) Licenses. All Licenses (including applications therefor) utilized in the conduct of the Business, including but not limited to the Licenses listed in Section 1.1(a)(v) of the Disclosure Schedule (the “Business Licenses”);

(vi) Books and Records. All Books and Records used or held for use in the conduct of the Business or otherwise relating to the Assets (except that, Targets may retain copies of such Books and Records for their records), other than the minute books, equity transfer books and corporate seal of Targets (the “Business Books and Records”); and

(vii) Other Assets and Properties. All other Assets and Properties of Target used or held for use in connection with the Business (the “Other Assets”).

The parties understand and agree that (i) the Purchaser (A) will have the full financial benefit of the revenues generated through all Merchant Accounts transferred to the Purchaser under Section 1.1(a)(iii) above, which are all of the Merchant Accounts currently used in the Business, free from any claim by the Targets and the Target Members except to the extent such revenues impact the Contingent Consideration, Performance Payment and Earn-Out Payment obligations described in Sections 1.3(c), (d) and (g) below, and (B) will bear the full financial burden of all merchandise return obligations with respect to sales through such Merchant Accounts under Section 1.2(a)(ii) below, without recourse against the Targets or the Target Members; and (ii) that no party has made or is making any representation or warranty hereunder as to the expected level of such revenues or returns.

(b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Targets (the “Excluded Assets”) shall be excluded from and shall not constitute Assets:

(i) Cash. Cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

(ii) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and any security agreements related thereto, including any rights of Targets with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith (the “Accounts Receivable”);

(iii) Life Insurance. Life insurance policies of officers and other employees of Targets;

(iv) Employee Benefit Plans. All assets owned or held by any Benefit Plans;

(v) Business Contracts. The Business Contracts described in Section 1.2(b)(v) of the Disclosure Schedule;

(vi) Certain Records. The minute books, equity transfer books and corporate seal of Targets;

(vii) Litigation Claims. Any rights (including indemnification) and claims and recoveries under litigation of any Target against third parties arising out of or relating to events prior to the Closing Date;

(viii) Excluded Obligations. The rights and obligations of Targets in, to and under all Contracts of any nature which expressly are not assumed by Purchaser pursuant to Section 1.2(b); and

(ix) Targets’ rights under this Agreement. The rights of Targets in, to and under this Agreement.

1.2 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Targets arising in connection with the operation of the Business, as the same shall exist on the Closing Date (the “Assumed Liabilities”), and no others:

(i) Obligations under Contracts and Licenses. All obligations of each Target under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date;

(ii) Merchant Account Returns. All merchandise return obligations of each Target with respect to the Merchant Accounts; and

(b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Targets (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the “Retained Liabilities”). Targets shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that Targets shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.

1.3 Purchase Price; Allocation; Contingent Consideration; Performance Payment; Adjustments; Shortfalls; Earn-Out; Net Income; Target Representative.

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Assets is the sum of (i)(i) Three Million Dollars ($3,000,000.00) payable in immediately available United States funds at the Closing in the manner provided in Section 1.4 (the “Base Price”), (ii) the Contingent Consideration, (iii) the Performance Payments, and (iv) the Earn-Out Payments (the latter three defined below and collectively referred to as the “Contingent Price”). At the Closing, Purchaser shall pay the Base Price to Targets. All amounts payable to Targets at the Closing shall be paid via wire transfer of immediately available funds to the account or accounts of Targets as set forth on Exhibit 1.4. The portion of the Base Price and Contingent Price to be paid to each Target has been agreed upon and furnished to Purchaser by Targets and is set forth on Exhibit 1.4.

(b) Allocation. The Base Price shall be reasonably allocated among the Assets in proportion to their respective fair market values, but not in excess thereof, based on the mutual agreement of Purchaser, Targets and Target Members as set forth in Schedule 1.3 and any remaining amount shall be allocated to “going concern/goodwill” of the Business. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs, (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party and (iv) such allocation shall be consistent with the allocation of the Purchase Price reflected in Schedule 1.3.

(c) Contingent Consideration. The Purchaser shall pay the lesser of: (i) the Net Profits for the period beginning the day after the Closing Date and ending September 30, 2002 (the “Contingent Period”) and (ii) Three Hundred Thousand Dollars ($300,000.00) multiplied by the fraction obtained from dividing the number of days in the Contingent Period by thirty (30) (the “Contingent Consideration”) to Targets via wire transfer in immediately available funds to the account or accounts of Targets as set forth on Exhibit 1.4. The Contingent Consideration shall be paid, if at all, on the earlier of: (i) December 1, 2002 and (ii) the receipt by Purchaser, in cash, of the Net Profits generated during the Contingent Period, provided that in no event shall any portion of the Contingent Consideration subject to a pending Net Income Dispute Notice be payable prior to the final determination of Net Profits for the Contingent Period in accordance with Section 1.3(h), provided further that if a Net Income Dispute Payment is pending all undisputed portions of the Contingent Consideration shall nonetheless be paid when due. At the Closing, One Hundred Thousand Dollars ($100,000.00) deposit against any amount otherwise payable as Contingent Consideration shall be delivered by Purchaser by wire transfer of immediately available funds to U.S. Bank, as escrow agent (the “Escrow Agent”), under an escrow agreement to be entered into on the Closing Date by Targets, Purchaser and the

Escrow Agent, substantially in the form of Exhibit A hereto (the “Escrow Agreement”). During the Contingent Period, Purchaser shall operate the Business in substantially the same manner as it was operated immediately prior to the Closing.

(d) Performance Payment. Purchaser shall pay to ResponseBase certain performance payments (each, a “Performance Payment”) in the manner and the amounts set forth below, contingent upon Purchaser’s operation of the Business achieving certain Net Income thresholds (each, a “Threshold”), as described herein, during the two year period beginning on October 1, 2002, and ending on September 30, 2004 (the “Performance Period”). The Performance Payment, with respect to each Threshold, shall be paid to ResponseBase as follows:

(i) Two Hundred Fifty Thousand Dollars ($250,000.00) if Net Income is equal to or greater than $1.59 million during the first six months of the Performance Period;

(ii) Three Hundred Fifty Thousand Dollars ($350,000.00) if Net Income is equal to or greater than $2.16 million during months seven through twelve, inclusive, of the Performance Period;

(iii) Four Hundred Thousand Dollars ($400,000.00) if Net Income is equal to or greater than $3.28 million during months thirteen through eighteen, inclusive, of the Performance Period; and

(iv) Five Hundred Thousand Dollars ($500,000.00) if Net Income is equal to or greater than $3.28 million during months nineteen through twenty four, inclusive, of the Performance Period.

Notwithstanding anything to the contrary contained herein, in the event that both DeWolfe and Berman cease to be employed by Purchaser at any time during the Performance Period, Purchaser’s Performance Payment obligations for the current and remaining portions of the Performance Period shall cease entirely; provided, however, that the obligation of Purchaser to make Performance Payments shall not cease in the event that (i) DeWolfe and Berman are terminated by Purchaser for any reason other than “Cause,” becoming “Disabled” or death, or (ii) DeWolfe and Berman terminate their employment for “Good Reason.” The terms Cause, Disabled and Good Reason, as used herein, shall have the same meaning as set forth in the employment agreement of even date herewith entered into by and between DeWolfe and Purchaser.

(e) Adjustments. Each Performance Payment, to the extent it becomes due, shall be paid within sixty (60) days from the end of the relevant period, provided that in no event shall any portion of the Performance Payment subject to a pending Net Income Dispute Notice be payable prior to the final determination of Net Profits in accordance with Section 1.3(h), provided further, that if a Net Income Dispute Payment is pending all undisputed portions of the Performance Payment shall nonetheless by paid when due. Each Performance Payment shall be adjusted as follows:

(i) If Net Income equals less than 90% of the applicable Threshold, then no corresponding Performance Payment shall be made.

(ii) If Net Income is greater than or equal to 90% but less than 100% of the applicable Threshold, then the corresponding Performance Payment shall be reduced by 50%.

(iii) If Adjusted Net Income is greater than 115% but less than or equal to 125% of any Threshold, then the corresponding Performance Payment shall be increased by an amount equal to the Adjusted Net Income minus such Threshold multiplied by 25% (each, a “25% Adjustment”).

(iv) If Adjusted Net Income is greater than 125% of any Threshold, then the corresponding Performance Payment shall be increased by an amount equal to the Adjusted Net Income minus such Threshold multiplied by 33% (each, a “33% Adjustment”).

(f) Shortfalls. If Net Income during any six month portion(s) of the Performance Period set forth in clauses (i) through (iv) of 1.3(d), is greater than the corresponding Threshold(s) by an amount which exceeds the aggregate amount of all prior Shortfalls, Purchaser shall pay to ResponseBase an amount equal to the difference between (i) the Performance Payment corresponding to the portion of the Performance Period in which each such Shortfall occurred and (ii) any portion of each such Performance Payment (s) previously paid to ResponseBase (a “Shortfall Makeup Payment”). For purposes of determining whether a Shortfall Makeup Payment is due, Net Income in excess of the applicable Threshold from multiple periods may be aggregated, provided, however, that Net Income earned during any period with respect to which a 25% Adjustment or a 33% Adjustment was paid shall not be included in determining the amount of such excess (i.e. only Net Income from periods where Net Income was greater than 100% of the applicable Threshold and Adjusted Net Income was less than 115% of the applicable Threshold shall be included).

(g) Earn-Out. As additional consideration for the transfer of the Assets by Targets to Purchaser, Purchaser shall pay to ResponseBase certain payments (each, an “Earn-Out Payment”) based on quarterly Net Income for the two year period beginning October 1, 2002, and ending September 30, 2004 (the “Earn-Out Period”). Unless a Net Income Dispute Notice is pending, each Earn-Out Payment shall be made within thirty (30) days from the end of each fiscal quarter of the Earn-Out Period and in accordance with the procedures set forth in Section 1.3(h) below, provided that in the event a Net Income Dispute Payment is pending all undisputed portions of any Earn-Out Payment shall nonetheless by paid when due. The Earn-Out Payments, with respect to each fiscal quarter of the Earn-Out Period, shall be paid to ResponseBase as follows:

(i) thirty percent (30%) of the quarterly Net Income for the first four quarters of the Earn-Out Period;

(ii) twenty percent (20%) of the quarterly Net Income for the remaining four quarters of the Earn-Out Period.

Notwithstanding anything to the contrary contained herein, in the event that DeWolfe ceases to be employed by Purchaser for any reason other than terminated without “cause” by Purchaser, the Earn-Out Payment for the corresponding fiscal quarter of the Earn-Out Period (the “Related Earn-Out Payment”) shall be decreased by an amount equal to the Related Earn-Out Payment minus the Related Earn-Out Payment multiplied by the fraction obtained from dividing the number of full calendar months remaining in such fiscal quarter by three (3). All remaining Earn-Out Payments shall be decreased by fifty percent (50%). The term “cause”, as used herein, shall have the same meaning as set forth in the employment agreement of even date herewith, entered into by and between DeWolfe and Purchaser.

(h) Net Income. In no event later than twenty one (21) days immediately following (i) each period set forth in Section 1.3(d)(i)-(iv) and (ii) each fiscal quarter during the Earn-Out Period, as described in Section 1.3(g), Purchaser shall have prepared and delivered to ResponseBase a statement of the Purchaser’s calculation of Net Income for the applicable period (a “Determination Statement”). If, (x) after the parties are unable to mutually agree upon such calculation of Net Income, or (y) after receiving the Determination Statement and prior to ten (10) days immediately following the receipt of such statement, ResponseBase notifies the Purchaser in writing (a “Net Income Dispute Notice”) that it disputes the amount of Net Income as calculated by Purchaser (and in such Net Income Dispute Notice states the nature of the dispute in reasonable detail, including, without limitation, ResponseBase’s determination of the value of each of the disputed amounts or other items), and if ResponseBase and Purchaser are unable to resolve such dispute within three (3) days after receipt of the Net Income Dispute Notice by the Purchaser, they shall submit the dispute to a nationally recognized independent accounting firm mutually agreeable to them, which firm shall not have had a material relationship with Targets, Target Members or Purchaser, or any of their respective affiliates, within four (4) years preceding the appointment of such firm (the “Adjustment Arbitrator”). The Adjustment Arbitrator shall be instructed to arbitrate the disputed Adjustments or item(s), as applicable, and determine the Net Income for the applicable period within ten (10) days from the date such Adjustment Arbitrator is selected. If ResponseBase and Purchaser cannot agree on the selection of the independent accounting firm to act as the Adjustment Arbitrator, they shall request the CPR Institute for Dispute Resolution (formerly Center for Public Resources) to appoint such a firm and such appointment shall be conclusive and binding on the parties. In determining Net Income, the Adjustment Arbitrator (i) shall be bound by the provisions of this Section and (ii) may not assign a value to any adjustment or item greater than the greatest value for such adjustment or item claimed by ResponseBase or Purchaser (as applicable) or less than the smallest value for such adjustment or item claimed by ResponseBase or Purchaser (as applicable). The resolution of disputes by the Adjustment Arbitrator shall be set forth in writing and shall be conclusive and binding on the parties, and the determination of Net Income shall become final upon the date of such resolution, and may be entered as a final judgment in any court of proper jurisdiction. Whether any dispute is resolved by agreement between ResponseBase and Purchaser or by the Adjustment Arbitrator, changes to the Determination Statement shall be made hereunder only for items as to which ResponseBase has taken exception as provided herein. The fees and expenses of the Adjustment Arbitrator, if required hereunder, shall be apportioned between Targets and Purchaser to reflect the relative differences between the position asserted by ResponseBase and Purchaser with respect to each disputed adjustment or item referred to the Adjustment Arbitrator, and the resolution reached by such Adjustment

Arbitrator with the party that is further from such resolution bearing a proportionately greater share of such fees and expenses.

(i) Target Representative.

(i) Authorization of the Target Representative. Christopher DeWolfe (the “Target Representative”) (and each successor appointed in accordance with Section 1.3(i)(iii) below) hereby is appointed, authorized and empowered to act, on behalf of each Target Member, in connection with, and to facilitate the consummation of the transactions, and in connection with the activities to be performed on the Targets behalf under this Agreement, for the purposes and with the powers and authority set forth in this Section 1.3(i), which will include the power and authority:

(A) to execute and deliver such amendments, waivers and consents in connection with this Agreement and the transactions contemplated hereby as the Target Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

(B) as the Target Representative of the Target Members, to enforce and protect the Target Members’ rights and interests arising out of or under or in any manner relating to this Agreement (including in connection with any claims related to the transactions contemplated hereby), including, without limitation, Section 1.3(h) of this Agreement, and, in connection therewith, to (i) assert any claim or institute any action, (ii) investigate, defend, contest or litigate any action, initiated by any Indemnified Party, or any other person, against the Target Members, and receive process on behalf of each Target Member in any such action and compromise or settle on such terms as the Target Representative will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Target Members with respect to any such action, (iii) file any proofs, debts, claims and petitions as the Target Representative may deem advisable or necessary, (iv) settle or compromise any claims related to the transactions contemplated hereby, (v) assume, on each Target Member’s behalf, the defense of any claims related to the transactions contemplated hereby, and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, it being understood that the Target Representative will not have any obligation to take any such actions, and will not have liability for any failure to take any such action;

(C) to refrain from enforcing any right of any Target Member and/or of the Target Representative arising out of or under or in any manner relating to this Agreement; and

(D) to make, execute, acknowledge and deliver all such contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Target Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Sections 1.3(h) & (i).

Notwithstanding anything to the contrary contained in this Section 1.3(i), the Target Representative shall only be authorized to act on behalf of the Target Members upon the dissolution, liquidation and winding up of ResponseBase.

The grant of authority provided for in this Section 1.3(i)(i): (i) is coupled with an interest and is being granted, in part, as an inducement to the Purchaser, the Target Members and Targets to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Target Member and will be binding on any successor thereto.

(ii) Compensation; Exculpation; Indemnity. The Target Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment by Target Members of all of its out-of-pocket expenses incurred as Target Representative. In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Target Representative hereunder or thereunder, (i) the Target Representative will not assume any, and will incur no, liability whatsoever to any Target Member because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or INCLUDING BECAUSE OF THE TARGET REPRESENTATIVE’S OWN NEGLIGENCE; and (ii) the Target Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Target Representative pursuant to such advice will not subject the Target Representative to liability to Purchaser, the Targets or any other person.

(iii) Removal and Replacement of Target Representative; Successor Target Representative; Action by Target Representative. If the Target Representative is unable or unavailable to perform its duties hereunder, within three business days of such date, a Target Representative, will be appointed by the Target Members who hold (or held, as applicable) a majority of the membership interests of ResponseBase immediately prior to the Closing Date (“Majority Interest”). Any Target Representative may be removed at any time by a written notice delivered by the Target Members who held Majority Interest, to the Target Representative, the other Target Members and the Purchaser. No Target Representative may be removed until the Target Members who held Majority Interest have replaced such Target Representative by written notice delivered to the Target Members and Purchaser. If any successor Target Representative is appointed under this Section 1.3(i)(iii), such appointment will be effective upon delivery of written notice thereof executed by the Target Members who held Majority Interest to each of the Target Representative, the other Target Members and Purchaser. Any successor Target Representative will have all of the authority and responsibilities conferred upon or delegated to a Target Representative pursuant to this Section 1.3(i).

(iv) Reliance. Purchaser may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Target Representative under Section 1.3(i)(iii), may continue to rely, without inquiry, upon the action of the Target Representative as the action of each Target Member in all matters referred to in Section 1.3(i).

1.4 Closing. At the Closing, (a) each Target will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit B hereto (the “General Assignment”), duly executed by each Target and (ii) such other good and sufficient instruments of conveyance, assignment and transfer (the “Assignment Instruments”), in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good and valid title to the Assets free and clear of any Liens and (b) Purchaser will assume from each Target the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit C hereto (the “Assumption Agreement”), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Targets’ counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.2(a) (the “Assumption Instruments”). At the Closing, there shall also be delivered (a) by each Target and Target Members to Purchaser the Operative Agreements and (b) to Targets and Purchaser the opinions, certificates and other contracts, documents and instruments as Targets may reasonably request. At the Closing Purchaser shall (a) pay the Base Price to Targets via wire transfer of immediately available funds to the account or accounts of Targets as set forth on Exhibit 1.4 in accordance with Section 1.3(a) and (b) pay One Hundred Thousand Dollars ($100,000.00) of the Contingent Consideration to Targets via wire transfer of immediately available funds to the Escrow Agent in accordance with Section 1.3(c) and the Escrow Agreement.

1.5 Prorations. Prorations relating to the Assets and the ownership and operation of the Business shall be made as of the Closing Date, and are set forth in Section 1.5 of the Disclosure Schedule, with Target transferring such Assets hereunder liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date. Except as otherwise agreed by the Parties, the net amount of all such prorations shall be settled and paid on the Closing Date.

1.6 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, at Purchaser’s request and without further consideration, each Target and Target Member shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets. At any time or from time to time after the Closing, at ResponseBase’s request and without further consideration, Purchaser shall execute and deliver to Targets such other instruments of assumption and take such other actions as ResponseBase may reasonably deem necessary more effectively to provide for the assumption by Purchaser of the Assumed Liabilities. Without limiting the foregoing, Purchaser shall execute and deliver to Targets such other instruments, and take such other actions, as may be reasonably requested to induce the release of DeWolfe from any guarantees with respect to the Merchant Accounts, provided that Purchaser shall not be required pay any amounts not provided for or anticipated under this Agreement. In the event that DeWolfe remains a guarantor on any of the Merchant Accounts after the Closing Date, Purchaser agrees to indemnify DeWolfe for, and hold DeWolfe harmless from, any expenses and obligations arising from such guarantee to the extent such expenses or obligations result from Purchaser’s use of the Merchant Account after the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF TARGET

2.1 Organization of Targets and Target Members.

(a) Each Target and Target Member hereby represents and warrants, jointly and severally, to Purchaser that (i) ResponseBase is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California, and has full power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets; and (ii) Schedule 2.1(a) of the Disclosure Schedule sets forth, immediately prior to the Closing, the holders of record of, and their respective percentage interests in, the membership units of ResponseBase.

(b) Each of IPG and ResponseBase hereby represents and warrants to Purchaser that (i) IPG is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business in California, and has full power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets; and (ii) Schedule 2.1(b) of the Disclosure Schedule sets forth, immediately prior to the Closing, the holders of record of, and their respective percentage interests in, the membership units of IPG.

(c) TTMM hereby represents and warrants to Purchaser that (i) TTMM is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of California; (ii) Schedule 2.1(c) of the Disclosure Schedule sets forth, immediately prior to the Closing, the partners of record, and their respective partnership interests, in TTMM.

2.2 Authority.

(a) Each Target and Target Member hereby represents and warrants, jointly and severally, to Purchaser that (i) this Agreement, the Operative Agreements and the other agreements contemplated hereby to be executed by ResponseBase pursuant hereto have been duly executed and delivered by ResponseBase, and constitute valid and binding obligations of ResponseBase enforceable against it in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles; (ii) ResponseBase has full power and authority to execute and deliver and perform its obligations under this Agreement, the Operative Agreements and the other agreements contemplated herein to be executed by it; and (iii) the execution and delivery by ResponseBase of this Agreement do not, and the execution and delivery by ResponseBase of the Operative Agreements to which it is a party, the performance by ResponseBase of its obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Formation or Operating Agreement of ResponseBase.

(b) ResponseBase and IPG hereby represents and warrants to Purchaser that (i) this Agreement, the Operative Agreements and the other agreements contemplated hereby to be executed by IPG pursuant hereto have been duly executed and delivered by IPG, and constitute valid and binding obligations of IPG enforceable against it in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles; (ii) IPG has full power and authority to execute and deliver and perform its obligations under this Agreement, the Operative Agreements and the other agreements contemplated herein to be executed by it; and (iii) the execution and delivery by IPG of this Agreement do not, and the execution and delivery by IPG of the Operative Agreements to which it is a party, the performance by IPG of its obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Formation or Operating Agreement of IPG.

(c) TTMM hereby represents and warrants to Purchaser that (i) this Agreement, the Operative Agreements and the other agreements contemplated hereby to be executed by TTMM pursuant hereto have been duly executed and delivered by TTMM, and constitute valid and binding obligations of TTMM enforceable against it in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles; (ii) TTMM has full power and authority to execute and deliver and perform its obligations under this Agreement, the Operative Agreements and the other agreements contemplated herein to be executed by it; and (iii) the execution and delivery by TTMM of this Agreement do not, and the execution and delivery by TTMM of the Operative Agreements to which it is a party, the performance by TTMM of its obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Limited Partnership or Partnership Agreement of TTMM.

(d) Each Target Member, excluding TTMM, hereby represents and warrants, severally, to Purchaser that (i) this Agreement, the Operative Agreements and the other agreements contemplated hereby to be executed by each Target Member pursuant hereto have been duly executed and delivered by each Target Member, and constitute valid and binding obligations of each Target Member enforceable against him or her in accordance with their terms; and (ii) each Target Member has full power and authority to execute and deliver and perform his or her obligations under this Agreement, the Operative Agreements and the other agreements contemplated herein to be executed by him or her.

Each Target and Target Member hereby represents and warrants, jointly and severally, to Purchaser as follows:

2.3 No Conflicts. The execution and delivery by each Target and Target Member of this Agreement do not, and the execution and delivery by each Target and Target Member of the Operative Agreements to which each is a party, the performance by each Target and Target Member of their respective obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 2.4, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any Target Member or Target or any of their respective Assets and Properties; or

(b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require any Target to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon any Target or any of its Assets and Properties under, any Contract or License to which such Target is a party or by which any of its Assets and Properties are bound.

2.4 No Consents. Except as set forth on Schedule 2.4, no permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the other agreements contemplated hereby to be executed by Targets or any other Person (other than Purchaser), including the Operative Agreements, or the actions of Targets or Target Members contemplated hereby, or to permit Purchaser to continue to conduct the Business as it is currently conducted immediately following the purchase of the Assets by Purchaser pursuant hereto.

2.5 Brokers. No Target has Liability, directly or indirectly, to pay any fees, commissions or other amounts to any of Targets’ members, officers or employees in connection with this Agreement or the transactions contemplated hereby or in connection with any sale of all or substantially all of the assets of either Target. No Target has Liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby or in connection with any sale of all or substantially all of the assets of either Target. Each Target and Target Members agree to indemnify and hold harmless Purchaser for any such Liability.

Each Target and Target Member (excluding Rosen and TTMM) hereby represents and warrants, jointly and severally, to Purchaser as follows:

2.6 Financial Statements. Attached hereto as Schedule 2.6 are the following financial statements: (i) the unaudited balance sheets and the related unaudited consolidated statements of income and changes in stockholders’ equity and cash flow as of and for the fiscal year ended December 31, 2001 (the “Most Recent Fiscal Year End”) for each Target and (ii) the unaudited balance sheets and the related unaudited consolidated statements of income and changes in stockholders’ equity and cash flow as of, and up to the month ended July 31, 2002 for each Target. Targets shall promptly provide their monthly unaudited financial statement (including in each case, year-to-date results) to Purchaser for each month ending after July 31, 2002 and prior to the Closing Date (such financial statements, together with those described in the previous sentence are referred to collectively herein as the “Target Financial Statements”). Target Financial Statements (including the notes thereto) present fairly the financial condition of each Target as of such date and the results of operations of each Target for such period, are accurate and complete in all material respects, and are consistent with the books and records of each Target in all material respects (which books and records are accurate and complete); provided, however, that the Financial Statements do not contain all footnotes required under GAAP and the unaudited interim financial statements are subject to normal recurring year-end adjustments. No Target has liabilities that are not reflected in the Target Financial Statements or set forth on a schedule to this Agreement except those incurred in the ordinary course of business after the date of the most recent monthly financial statements and disclosed to Purchaser.

2.7 Absence of Changes. Except as set forth on Schedule 2.7 hereto, there has not been any Material Adverse Change with respect to either Target, the Business or the Assets since July 31, 2002.

2.8 Taxes. (i) Each Target has filed all Tax Returns that it was required to file (Tax Returns the filing date of which has been validly extended shall not be considered due until the expiration of such extension), which Tax Returns were correct and complete in all material respects, copies of which have been delivered to Purchaser, (ii) all Taxes owed by Targets (whether or not shown on any Tax Return) have been paid and (iii) no claim has ever been made by an authority in a jurisdiction where Targets do not file Tax Returns that Targets are or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to the Knowledge of either Target, no basis exists for the imposition of any such Liens. Targets do not expect any authority to assess any additional Taxes with respect to Targets for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Targets. Each Target has delivered to Purchaser true, correct and complete copies of all income Tax Returns filed, examination reports and statements of deficiencies assessed against or agreed to by each Target. There is no outstanding audit or examination concerning any Tax Liability of either Target. Each Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person. Neither Target has waived nor extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Targets are satisfied as to, and have each relied solely upon its respective tax advisors with respect to, the incidents of taxation which will or may result from the transactions contemplated by this Agreement.

2.9 Legal Proceedings. Except as set forth on Schedule 2.9 hereto, (A) there is no suit, action, hearing, claim, audit or litigation, or legal, administrative, arbitration or other proceeding pending or, to the Knowledge of either Target, threatened, nor to the Knowledge of either Target, any investigation pending or threatened against or affecting, the Business, Targets or any of the Assets, before any Governmental Entity which would have a Material Adverse Effect on either Target, the Business or the Assets or that would reasonably be expected to materially adversely affect the ability of either Target or any Target Member to consummate the transactions contemplated hereby and (B) there is no judgment, decree, injunction, ruling, award, charge, order or writ of any Governmental Entity or other Person outstanding against, binding upon or involving either Target, the Business or the Assets or any directors or officers of either

Target in their capacity as such. Each Target owns policies of casualty, liability or other forms of insurance which provide coverages in amount and scope sufficient to cover every claim, action, cause of action, suit, proceeding, litigation, arbitration or investigation arising out of, related to, or in connection with those matters listed on Schedule 2.9 hereto. Neither Targets nor any of their directors, officers or employees is currently charged with or is currently under investigation with respect to, any violation of any provision of any Legal Rule in respect of the Business.

2.10 Legal Compliance. Except as set forth in Section 2.10 of the Disclosure Schedule, to the Knowledge of Targets, each Target is, and at all times has been, in compliance with all Legal Rules applicable to it. To the Knowledge of Targets, Targets have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Business, all of which are valid and effective. Schedule 1.1(a)(v) contains a true and complete list of all material Licenses used or held for use in the Business (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each.

2.11 ERISA Matters. Purchaser will incur no liability with respect to, or on account of, and each Target will retain any liability for, and on account of, any employee benefit plan of such Target, any of its Affiliates (other than Target Members who are retaining such liabilities) or any predecessor employer of any employee, including, but not limited to, liabilities either Target may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee as a result of termination of employment by either Target as contemplated by this Agreement. Neither Target has, with respect to any employee, maintained or contributed to, or been obligated or required to contribute to, any retirement or pension plan or any employee benefit plan. Each Target has complied with all of its obligations (including obligations to make contributions) in respect of the pension funds of which its employees are members, there is no outstanding liability of either Target or any of its respective Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

2.12 Title to Assets; Real Property; Business. Except as set forth on Schedule 2.12, as of the date hereof, Targets own all right, title and interest in, and have good title to or a valid leasehold interest in, all of the Assets listed as being owned by Targets in the Schedules of Assets attached hereto, free and clear of any and all Liens. Targets have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of each Target, and to the Knowledge of Targets, and of each other Person that is a party thereto, and there is no, nor has either Target received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither Target owes any brokerage commissions with respect to any such leased space. Each Target has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all Real Property Leases (including any amendments and renewal letters). Neither Target owns of record or beneficially, any right, title or interest in any real property (including without limitation any easement, license or right-of-way) or any asset consisting of realty, including appurtenances, improvements or fixtures, and neither Target has previously owned, any right, title or interest in any real property other than leasehold interests pursuant to the Real Property Leases and those leases set forth on Schedule 2.12. Schedule 2.12 sets forth a list and description of all real property leased or subleased to either Target. The sale of the Assets by Targets to Purchaser pursuant to this Agreement will effectively convey to Purchaser all or substantially all of the assets (excluding the Excluded Assets) required to operate the Business and all of the tangible and intangible property used by Targets (whether owned, leased or held under license by either Target, by any of either Target’s Affiliates or Associates or by others) in connection with the conduct of the Business as heretofore conducted by Targets.

2.13 Intellectual Property Rights. Targets have interests in or use only the Intellectual Property disclosed in Section 1.1(a)(iv) of the Disclosure Schedule in connection with the conduct of the Business, each of which Targets either have all right, title and interest in or a valid and binding rights under Contract to use. No other Intellectual Property is used or necessary in the conduct of the Business. Except as disclosed in Section 2.13 of the Disclosure Schedule, (i) Targets have the exclusive right to use the Intellectual Property disclosed in Section 1.1(a)(iv) of the Disclosure Schedule, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by either Target to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by either Target in respect of such Intellectual Property, (iv) each Target has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets in respect of the Business, (v) neither Target is, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property and (vi) to the Knowledge of either Target, no such Intellectual Property is being infringed by any other Person. Neither Target has received notice that either Target is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, no claim is pending or, to the Knowledge of either Target, has been made to such effect that has not been resolved and, to the Knowledge of either Target, neither Target is infringing any Intellectual Property of any other Person in connection with the conduct of the Business.

2.14 Contracts. Schedule 2.14 hereto lists all contracts and other agreements, whether written or oral, to which either Target is currently a party or, to the Knowledge of either Target, under which either Target has or may acquire rights with a reasonable value of more than $50,000 or may become subject to any Liability or obligation in excess of $25,000. A copy of each of such contracts that is written has been delivered to Purchaser. Except as set forth on Schedule 2.14, with respect to each such agreement: (A) the agreement is valid, binding, enforceable and in full force and effect, (B) the agreement will continue to be valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby, (C) neither Target is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement and, to the Knowledge of either

Target, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement, and (D) neither Target has, and to the Knowledge of either Target, no other party has repudiated any provision of the agreement.

2.15 Insurance. Section 2.15 of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such Policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the Business, the Employees or the Assets. Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither Target has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. To the Knowledge of either Target, such insurance policies are placed with financially sound and reputable insurers. Neither of the Targets nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.16 Affiliate Transactions. No officer, director, Affiliate or Associate of either Target or any Associate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director, Affiliate or Associate.

2.17 Labor Relations. There has not been, there is not presently pending or existing, and to Knowledge of either Target, there is not threatened any strike, slowdown, picketing, work stoppage, or employee grievance process, organizational activity, or other labor or employment dispute against or affecting either Target or any of the Assets. To the Knowledge of either Target, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by either Target, and no such action is contemplated by either Target. To the knowledge of either Target, each Target has complied in all respects with all Legal Rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To the Knowledge of Targets, neither Target is liable for the payment of any compensation, damages, taxes, fines, penalties, nor other amounts, however designated, for failure to comply with any of the foregoing Legal Rules.

2.18 Environmental Matters. The present and former activities of either Target on all real property owned, leased or subleased by either Target complies in all material respects with all applicable Environmental Laws.

2.19 Debt Instruments. Schedule 2.19 hereto lists all debentures, notes, mortgages, indentures, guarantees, capitalized leases or other instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, in each case to which either Target is currently a party, has or may acquire rights or may become subject to any Liability or obligation or by which it or any of Targets’ Assets and Properties is bound. Except as set forth on Schedule 2.19, neither Target is a guarantor or otherwise liable for any Liability of any other Person. None of the Liabilities of the Business or of either Target incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person. Each Target has delivered to Purchaser true and complete copies of all instruments listed on Schedule 2.19.

2.20 Employee Agreements. Schedule 2.20 sets forth a full and complete list of all employees of each Target as of the date hereof, specifying their names, job designations and their dates of hire. Except as set forth on Schedule 2.20, all employees of either Target are “at will” employees who may be terminated without cause. All employees, consultants, officers, directors and members of each Target that have had access to the Assets are parties to a written agreement (a “Confidentiality Agreement”), under which each such person or entity (i) is obligated to disclose and transfer to each Target, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for such Target, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for such Target may be concerned, or relate to or are connected with the Business, products or projects of such Target, or involve the use of the time, material or facilities of such Target, and (ii) is obligated to maintain the confidentiality of proprietary information of such Target. Except for the Confidentiality Agreements, there are no written or oral contracts of employment between either Target and any Employee. It is currently not necessary nor will it be necessary for either Target to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with such Target, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by such Target, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To either Target’s Knowledge, none of Targets’ employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer which has resulted in either Target’s access to or use of such proprietary items included in the Assets, and neither Target will gain access to or make use of any such proprietary items in the Business, except to the extent that any such activities would not have a Material Adverse Effect on either Target, the Assets or the Business. Neither Target is a party to a collective bargaining agreement with any trade union, neither Target’s employees are members of a trade union certified as a bargaining agent with Targets and no proceedings to implement any such collective bargaining agreement or certifications are pending. Neither Target has any policy providing for severance payments to terminated employees. There are no policies or agreements of either Target with respect to payments upon any change in control of either Target.

2.21 Full Disclosure. Any and all information furnished to Purchaser by or on behalf of either Target or Target Members, any of their Affiliates or any of their respective agents in writing pursuant to this Agreement and any information contained in the Schedules referred to in this Agreement, at any time prior to the Closing Date, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Targets as follows:

3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own and/or lease all of its properties and assets, and to carry on its business as now being conducted.

3.2 Authority. This Agreement, the Operative Agreements and the other agreements contemplated hereby to be executed by the Purchaser pursuant hereto have been duly executed and delivered by Purchaser, and constitute valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles. The Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement, the Operative Agreements and the other agreements contemplated herein to be executed by it. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Purchaser.

3.3 No Consents. Except as set forth on Schedule 3.3, no permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement and the other agreements contemplated hereby to be executed by Purchaser, or the actions of the Purchaser contemplated hereby.

3.4 Brokers. Purchaser has no Liability, directly or indirectly, to pay any fees, commissions or other amounts to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby or in connection with any purchase of all or substantially all of the assets of Targets.

ARTICLE 4

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

4.1 Survival of Representations, Warranties and Agreements. Each of the representations, warranties and agreements of each of Purchaser, Target and Target Members contained in this Agreement (including those made in the Exhibits and Schedules hereto) and any other document or certificate delivered pursuant to this Agreement shall survive the Closing but shall expire Eighteen (18) months following the Closing Date, unless a specific claim in writing with respect to these matters has been made, or an action at law or in equity has been commenced or filed, before that date. Notwithstanding the foregoing, the representations and warranties set forth in (i) Sections 2.1 through 2.4, inclusive, shall survive indefinitely and (ii) Sections 2.8, 2.11 and 2.18 shall survive for a period equal to the applicable statute of limitations. Nothing in this Section 4.1 shall affect the obligations and indemnities of the Parties with respect to covenants and agreements contained in the Agreement that are permitted to be performed, in whole or in part, after the Closing Date.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification by Targets.

(a) Representations and Warranties. On and after the Closing Date, to the extent that Targets and Target Members made representations and warranties to Purchaser as set forth in Article 2, each such Target and Target Member shall defend, indemnify and hold harmless Purchaser’s Indemnified Persons and shall reimburse Purchaser’s Indemnified Persons, for, from and against all Losses imposed on or incurred by Purchaser’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (i) any breach of any representation or warranty in any respect, whether or not Purchaser’s Indemnified Persons relied thereon or had knowledge thereof (unless such inaccuracy is disclosed in an Exhibit or Schedule hereto), or (ii) any Retained Liability.

(b) Other Indemnification. On and after the Closing Date, Targets and Target Members, jointly and severally shall defend, indemnify and hold harmless Purchaser, each of its Affiliates and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively, “Purchaser’s Indemnified Persons”), and shall reimburse Purchaser’s Indemnified Persons, for, from and against all Losses imposed on or incurred by Purchaser’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any breach or nonfulfillment of any covenant, agreement or other obligation of any Target or Target Members under this Agreement, any Schedule or Exhibit hereto, or any certificate or other document delivered or to be delivered pursuant hereto or relating to, resulting from or arising out of any Retained Liability.

(c) Liability Amounts. Target and Target Members shall not have any liability under this Section 5.1 unless and until the aggregate amount of all Losses of Purchaser’s Indemnified Persons exceeds $75,000 (the “Target Minimum Amount”), at which point Target and Target Members shall be liable for all such Losses over the Target Minimum Amount and up to the Target Maximum Amount. For purposes hereof, the “Target Maximum Amount” shall mean the Purchase Price paid Targets and Target Members under Section 1.3 hereof; provided, however, Target Maximum Amount for Losses directly or indirectly relating to, resulting from or arising out of a breach of the representations and warranties contained in Section 2.6 (Financial Statements), Section 2.7 (Absence of Changes), Section 2.8 (Taxes), Section 2.9 (Legal Proceedings), Section 2.10 (Legal Compliance), Section 2.11 (ERISA Matters), Section 2.12

(Title to Assets; Real Property; Business), Section 2.13 (Intellectual Property Rights), Section 2.14 (Contracts), Section 2.15 (Insurance), Section 2.16 (Affiliate Transactions), Section 2.17 (Labor Relations), Section 2.18 (Environmental Matters), Section 2.19 (Debt Instruments), Section 2.20 (Employee Agreements) and Section 2.21 (Full Disclosure) shall equal the Purchase Price minus $1,500,000.00. Notwithstanding anything else contained herein, the Target Minimum Amount and the Target Maximum Amount shall not apply to any Retained Liabilities, with respect to which Targets and Target Members shall be liable for the entire amount and which shall not count against the Target Maximum Amount or Target Minimum Amount.

5.2 Indemnification by Purchaser. On and after the Closing Date, Purchaser shall defend, indemnify and hold harmless Targets, Target Members and each of their Affiliates, officers, employees, agents, successors and assigns (Targets and such other Persons, collectively “Target Indemnified Persons”) and shall reimburse Target Indemnified Persons for, from and against all Losses imposed on or incurred by Target Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any inaccuracy in any representation or warranty in any respect, whether or not Target Indemnified Persons relied thereon or had knowledge thereof (unless such inaccuracy is disclosed in an Exhibit or Schedule hereto), or any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement, any Schedule or Exhibit hereto or any certificate or other document delivered or to be delivered pursuant hereto. Purchaser shall have no liability under this Section 5.2 until the aggregate amount of all Losses indemnifiable hereunder exceed the Target Minimum Amount, at which time Purchaser shall be liable up to a maximum aggregate amount equal to the Target Maximum Amount.

5.3 Notice and Defense of Third-Party Claims. If any action, claim or proceeding shall be brought or asserted under this Article 5 against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article 5 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that the representation by the same counsel is inappropriate.

5.4 Purchaser’s Right of Set Off. In the event a Purchaser Indemnified Person incurs a Loss or otherwise becomes entitled to any amounts under this Article 5 (subject to the provisions set forth in Section 5.1 regarding Target’s Minimum Amount), Purchaser shall notify ResponseBase in writing of such Loss or other amount (a “Claim Notice”) specifying in reasonable detail the amount of such Loss or other amount. ResponseBase shall thereafter have ten (10) business days after receipt of such Claim Notice to pay to Purchaser the entire amount of such Loss or other amount. In the event ResponseBase does not pay such amount within that time, Purchaser may set off such Loss or other amount against amounts otherwise payable pursuant to the Contingent Payment (including as set-off against amounts in escrow), the Performance Payments or the Earn-Out. The exercise of such right of set-off by Purchaser, whether or not ultimately determined to be justified, shall not constitute a breach of this Agreement or an event of default by Purchaser. Any dispute regarding the propriety of a set-off against the Contingent Payment, the Performance Payments or the Earn-Out shall be resolved in accordance with the provisions of Sections 7.10. If the parties ultimately agree or arbitrator decides that neither Targets nor Target members are liable for all or some portion of the disputed Losses, then Purchaser shall pay to Targets the amount of all such withheld payments (in the proportions set forth on Exhibit 1.4), less the amount of Losses for which Targets and Target Members were found liable. Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies nor limit Purchaser in any manner in the enforcement of any other remedies that may be available to them.

ARTICLE 6

DEFINITIONS

6.1 Definitions.

(a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Receivable” has the meaning ascribed to it in Section 1.1(b)(ii).

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Adjusted Net Income” means Net Income minus the amount of all prior Shortfalls, plus the amount of all prior Shortfalls (or any portion thereof) previously deducted in the calculation of Adjustable Net Income for a prior portion of the Performance Period.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto, as the same shall be amended from time to time.

“Assets” has the meaning ascribed to it in Section 1.1(a).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assignment Instruments” has the meaning ascribed to it in Section 1.4.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Assumed Liabilities” has the meaning ascribed to it in Section 1.2(a).

“Assumption Agreement” has the meaning ascribed to it in Section 1.4.

“Assumption Instruments” has the meaning ascribed to it in Section 1.4.

“Base Price” has the meaning ascribed to it in Section 1.3(a).

“Benefit Plan” means any Plan established by either Target, or any predecessor or Affiliate of either Target, existing at the Closing Date or prior thereto, to which either Target contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of either Target or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” has the meaning ascribed to it in the forepart of this Agreement.

“Business Books and Records” has the meaning ascribed to it in Section 1.1(a)(vi).

“Business Contracts” has the meaning ascribed to it in Section 1.1(a)(ii).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Licenses” has the meaning ascribed to it in Section l.l(a)(v).

“Closing” means the closing of the transactions contemplated by Section 1.4.

“Closing Date” means September 4, 2002.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contingent Consideration” has the meaning ascribed to it in Section l.3(c).

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Covenant Not to Compete” means any of those certain Covenants Not to Compete between Purchaser and Target and each Target Member to be entered into on the Closing Date, substantially in the form of Exhibit D hereto.

“Disclosure Schedule” means the record delivered to Purchaser by Targets herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Targets pursuant to this Agreement.

“Earn-Out” has the meaning ascribed to it in Section l.3(d).

“Employee” means each employee, officer or consultant of Targets engaged primarily in the conduct of the Business.

“Environmental Law” means a Legal Rule pertaining to land use (excluding Legal Rules regarding zoning and building code restrictions), air, soil, surface water, ground–water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. ‘ 7401, et seq.); (ii) Clean Water Act (33 U.S.C. ‘ 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S. C. ‘ 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ‘ 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. ‘ 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. ‘ 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. ‘ 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. ‘ 651, et seq.); together with all other Legal Rules relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” and “Escrow Agreement” have the respective meanings ascribed to them in Section 1.3(c).

“Financial Statement Date” means the last day of the most recent fiscal year of the Business for which Financial Statements are delivered to Purchaser pursuant to Section 2.6.

“Financial Statements” means the financial statements delivered to Purchaser pursuant to Section 2.6.

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period.

“General Assignment” has the meaning ascribed to it in Section 1.4.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Substance” means any matter that is labeled or regulated as a pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or pollutant under any Environmental Health and Safety Law or by any Governmental Entity and includes, without limitation, asbestos and asbestos-containing materials and any material or substance that is: (i) designated as a “hazardous substance” pursuant to section 307 of the Federal Water Pollution Control Act, 33 U.S.C. section 1251, et seq. (33 U.S.C. ‘ 1317); (ii) defined as a “hazardous waste” pursuant to section 1004 of the Federal Solid Waste Disposal Act, 42 U.S.C. section 6901, et seq. (42 U.S.C. ‘ 6903); (iii) defined as a “hazardous substance” pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601, et seq. (42 U.S.C. ‘ 9601); or (iv) so designated or defined under any other applicable Legal Rule.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Intangible Personal Property” has the meaning ascribed to it in Section 1.1(a)(iv).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Inventory” has the meaning ascribed to it in Section 1.1(b)(iii).

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Targets (other than trade receivables generated in the ordinary course of business of Targets).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Target(s)”, “Known to Target(s)”, “Knowledge of either Target” or “Known to either Target” means the knowledge of any member, officer, or director of either Target or Colin Digiaro, Senior Vice President of Sales.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Legal Rules” means the requirements of all laws, codes, statutes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations of all Governmental Entities with jurisdiction.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” and “Material Adverse Change,” with respect to Purchaser, on the one hand, or Targets, the Business or the Assets on the other hand, means (i) any effect on, or change in, the business of Purchaser or Targets, the Business or the Assets, as the case may be, that is or that a reasonable person would believe will be materially adverse to the business, operations, prospects, properties, assets or condition (financial or otherwise) of Purchaser, or to Targets, the Business or the Assets, as the case may be; and, in the case of Purchaser, its corporate parents, subsidiaries of corporate parents and subsidiaries taken as a whole, or (ii) an event or circumstance that has or would have a significant likelihood of a material adverse effect on the ability of Purchaser, on the one hand, and any Target Member or either Target, on the other hand, as the case may be, to perform their respective obligations under this Agreement and the agreements contemplated hereby.

“Merchant Account” means any merchant account being transferred from Targets to Purchaser listed in Section 1.1(a)(iii) of the Disclosure Schedule.

“Merchant Account Guaranties” means those guaranties made by ResponseBase and DeWolfe prior to the Closing with respect to the Merchant Accounts.

“Net Income” means 65% of Net Profits.

“Net Profits” means the income derived from Purchaser’s operation of the Business before interest expense and federal and state taxes determined in accordance with GAAP, excluding the effect of the following items:

(i) the gain or loss from any sale, exchange or other disposition of assets other than in the ordinary course of business;

(ii) any extraordinary gain or loss;

(iii) any expenses directly or indirectly incurred in connection with the transactions contemplated by this Agreement; and

(iv) any proceeds of any life insurance policy.

“Operative Agreements” means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments, the Escrow Agreement, the General Release, the Covenants Not to Compete and the employment agreements between Purchaser and DeWolfe and Purchaser and Berman.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Assets” has the meaning ascribed to it in Section 1.1(a)(vii).

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Prepaid Expenses” has the meaning ascribed to it in Section 1.1(a)(iii).

“Purchase Price” has the meaning ascribed to it in Section 1.3(a).

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Real Property Leases” means the leases and subleases of real property as to which Targets are the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases. “Representatives” means officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Retained Liabilities” has the meaning ascribed to it in Section 1.2(b).

“Shortfall” means, with respect to any portion of the Performance Period, the difference between the corresponding Threshold and Net Income attributable to such portion of the Performance Period.

“Target” has the meaning ascribed to it in the forepart of this Agreement.

“Tangible Personal Property” has the meaning ascribed to it in Section 1.1(a)(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” and “Taxes” means any Governmental Entity income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add–on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of Targets in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 7

MISCELLANEOUS

7.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

eUniverse, Inc.

6060 Center Drive, 3rd Floor

Los Angeles, CA 90045

Attention: Christopher Lipp, Esq.

Telephone: (310) 215-1001

Telecopier: (310) 258-2757

If to Targets, to:

ResponseBase, LLC

2120 Colorado Boulevard, Suite 300

Santa Monica, CA 90404

Telephone: (310) 586-4063

Telecopier: (310) 586-4088

Attn: Christopher DeWolfe

with a copy to:

V. Joseph Stubbs, Esq.

Akin Gump Strauss Hauer & Feld LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067

Telephone: (310) 728-3243

Telecopier: (310) 728-2243

Internet Products Group, LLC

c/o ResponseBase, LLC

10880 Wilshire Boulevard

Los Angeles, CA 90024

Telephone: (310) 586-4063

Telecopier: (310) 586-4088

Attn: Christopher DeWolfe

If to Target Members, to:

TTMM, L.P.

Robert G. Rosen

Christopher DeWolfe

Tom Anderson

Pamela Schwilk

Joshua Berman

Mazen Araabi

Aber Whitcomb

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

7.2 Representation by Counsel. Each party hereto represents and agrees with the other, that it has been represented by independent counsel of its own choosing, that it has had the full right and opportunity to consult with such counsel that it availed itself of this right and opportunity, that such party or its authorized officers have carefully read and fully understand this Agreement in its entirety that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that such party or its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.3 Entire Agreement. This Agreement (including the Recitals, Schedules and Exhibits hereto) and the other agreements and instruments, the execution and delivery of which are provided for herein, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, among the parties hereto concerning the subject matter hereof.

7.4 Expenses. Subject to Section 7.5 and except as otherwise expressly provided herein, each of Purchaser, Target Members and Targets will pay its own respective costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys’ fees, accountants’ fees and other professional fees and expenses.

7.5 Attorneys’ Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein or as to the rights or obligations of any party to this Agreement or such other agreement or instrument, the prevailing party in such action shall be entitled to recover as an element of such party’s costs of suit, and not as damages, a reasonable attorney’s fee to be fixed by the court or the arbitrator. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the arbitrator, the court or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorney’s fees.

7.6 Public Announcements. At all times at or before the Closing, Targets, Target Members and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Targets sell goods or provides services in connection with the Business or with whom Targets otherwise have significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Targets, Target Members and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

7.7 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Business, the Assets or the Assumed Liabilities furnished by Targets hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

7.8 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by Purchaser (by a duly authorized officer other than any former employee or direct or indirect owner of Targets) and Target Members who hold (or held, as applicable) Seventy-Five percent (75%) of the membership interests of ResponseBase immediately prior to the Closing. No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party’s right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

7.9 Successors and Assigns. This Agreement shall not be assigned or assignable by any Target or Target Members without the prior written consent of Purchaser or by Purchaser without the prior written consent of Targets; provided however, that Purchaser may assign its rights hereunder to any Affiliate. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of Purchaser and any successors or assigns of Targets and Target Members. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

7.10 Dispute Resolution. Any dispute arising out of or relating to this Agreement, or any Exhibit or Schedule hereto or any other agreement or certificate delivered pursuant to this Agreement, the Operative Agreements, including without limitation the Covenants Not to Compete or the transactions contemplated hereby or thereby or the breach, termination or validity hereof or thereof, including any dispute based in whole or in part on tort or other non-contractual principles of law, shall be resolved in the following manner:

(a) Any party may give written notice to the other parties of any dispute which has arisen. Any other party may give written notice within five (5) business days of receipt of the first notice of any additional dispute(s), all to the end that the parties may be reasonably aware of the matters in dispute.

(b) The parties to such dispute shall use all reasonable efforts to resolve the dispute through direct discussions within thirty (30) days of the first written notice that there is such a dispute.

(c) If no amicable settlement is reached as a result of the procedure in subparagraph (B) hereof, the matter shall be fully and finally resolved by arbitration conducted expeditiously by a single arbitrator in accordance with the Rules for Non-Administered Arbitration of Business Disputes promulgated by the CPR Institute for Dispute Resolution (formerly Center for Public Resources). No arbitrator may serve who, during the three-year period immediately preceding the date the arbitration notice is filed, has had a material personal or financial relationship with any participant to the dispute or any Affiliate of any such participant. The place of arbitration shall be (i) Los Angeles, California or (ii) any other city mutually agreed upon by the Parties. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 and judgment upon the award of the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereto hereby waives any claim it may otherwise have to money damages in excess of direct compensatory damages.

(d) The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any claims hereunder or proceedings conducted in accordance with this provision, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law. The parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

7.11 Merger of Documents. This Agreement and all agreements and documents contemplated hereby (or by their terms, a part hereof) constitute one agreement and are interdependent upon each other in all respects.

7..12 Incorporation of Schedules. All Exhibits and Schedules hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.13 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

7.14 Interpretation. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, joint venture, agency relationship or employment relationship between the parties hereto or any of their respective officers, directors, agents, employees or representatives.

7.15 Cooperation. Each party hereto shall cooperate with each other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

7.16 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

7.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized individual or officer of each party as of the date first above written.

PURCHASER EUNIVERSE, INC.

By:	/s/ Joseph Varraveto
Name: Title:	Joseph Varraveto CFO

TARGETS: RESPONSEBASE, LLC

By:	/s/ Christopher DeWolfe
Name: Title:	Christopher DeWolfe President

INTERNET PRODUCTS GROUP, LLC

By:	ResponseBase, LLC
Its Sole Member

By:	/s/ Christopher DeWolfe
Name: Title:	Christopher DeWolfe President

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TARGET MEMBERS: TTMM, L.P.

By:	IVY CAPITAL PARTNERS, L.P., a California
limited partnership
Its General Partner

By:	WIEDERHORN FAMILY LIMITED PARTNERSHIP, L.P., a
California limited partnership

Its General Partner

By:	/s/ Tiffany Wiederhorn
Name:	Tiffany Wiederhorn
Title:	General Partner

ROBERT G. ROSEN

/s/ Robert Rosen
Robert G. Rosen

CHRISTOPHER DEWOLFE

/s/ Christopher DeWolfe
Christopher DeWolfe

TOM ANDERSON

/s/ Tom Anderson
Tom Anderson

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PAMELA SCHWILK

/s/ Pamela Schwilk
Pamela Schwilk

MAZEN ARAABI

/s/ Mazen Araabi
Mazen Araabi

JOSHUA BERMAN

/s/ Joshua Berman
Joshua Berman

ABER WHITCOMB

/s/ Aber Whitcomb
Aber Whitcomb

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